Exhibit 10.1

MULTICURRENCY REVOLVING CREDIT FACILITY

DATED 1 MARCH 2006

£20,000,000

BRECON HOLDINGS LIMITED

as Original Borrower

and

AMERISOURCEBERGEN CORPORATION

as Company

FACILITY AGREEMENT

32.	Amendments And Waivers	45

33.	Counterparts	45

34.	Governing Law	45

35.	Enforcement	45

THIS AGREEMENT is dated 1 March 2006 and made between:

(1)	AMERISOURCEBERGEN CORPORATION, a Delaware Corporation (the “Company”);

(2)	THE PARTIES listed in Schedule 1 as original borrowers (the “Original Borrowers”);

(3)	THE PARTIES listed in Schedule 1 as original guarantors (the “Original Guarantors”); and

(4)	BARCLAYS BANK PLC (the “Lender”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, in addition to the terms defined in the introductory paragraph, (a) where the context requires, capitalised terms used but not defined herein have the respective meanings set forth in the U.S. Parent Agreement (as defined below) and (b) the following terms have the following meanings:

“Accession Letter” means a document substantially in the form set out in Schedule 5 (Form of Accession Letter).

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 25 (Changes to the Obligors).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the earlier of the date of termination of the Commitment and one month prior to the Termination Date.

“Available Commitment” means the Commitment minus:

(a)	the Base Currency Amount of any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of any Loans that are due to be made on or before the proposed Utilisation Date, but excluding any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Base Currency” means Sterling.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Lender’s Spot Rate of Exchange on the date which is two Business Days before the Utilisation Date or, if later, on the date the Lender receives the Utilisation Request) adjusted to reflect any repayment or prepayment of the Loan.

“Borrower” means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 25 (Changes to the Obligors).

“Break Costs” means the amount (if any) by which:

(a)	the interest which the Lender should have received for the period from the date of receipt of all or any part of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York and:

(a)	(in relation to any date for payment or purchase of a currency other than Euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of Euro) any TARGET Day.

“Change of Control” means:

(a)	the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the United States Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date of this Agreement), of Equity Interests representing more than 30% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests of the Company;

(b)	occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by persons who were not:

(i)	directors of the Company on the date of this Agreement;

(ii)	nominated by the board of directors of the Company; or

(iii)	appointed by directors referred to in the preceding clauses (i) and (ii); or

(c)	the occurrence of a “Change of Control” (or other similar event or condition however denominated) under any Material Indebtedness.

“Commitment” means £20,000,000 to the extent not cancelled, reduced or transferred under this Agreement.

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“EURIBOR” means, in relation to any Loan in Euro:

(a)	the applicable Screen Rate as of the Specified Time on the Quotation Day for the offering of deposits in Euro for a period comparable to the Interest Period for that Loan; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the cost to the Lender of deposits in Euro, being the rate, expressed as a percentage per annum, at which deposits in Euro are offered by the Lender in the European interbank market as of the Specified Time on the Quotation Day for a period comparable to the Interest Period for that Loan.

“Euro” means the single currency unit of the Participating Member States.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Facility” means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Fee Rate” means at any time the rate set forth in the table on Schedule 8 (Pricing Schedule) under the heading “Facility Fee” and corresponding to the rating of the Company’s Index Debt in effect at such time.

“Facility Office” means the office or offices notified by the Lender to the Company in writing on or before the date of this Agreement (or, following that date, by not less than ten Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means the letter between the Company and the Lender dated as of 17 February 2006 specifying certain fees to be paid by the Company to the Lender.

“Finance Document” means this Agreement, the Fee Letter, any Accession Letter, any Resignation Letter and any other document designated as such by the Lender and the Company.

“Financial Indebtedness” of any Person means, without duplication:

(a)	all obligations of such Person for borrowed money or with respect to deposits (other than customer deposits in respect of accounts receivable maintained in the ordinary course of business consistent with past practices) or advances of any kind;

(b)	all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c)	all obligations of such Person upon which interest charges are customarily paid (excluding trade accounts payable and obligations to pay salary or benefits under deferred compensation, executive compensation or other benefit programs);

(d)	all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(e)	all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business);

(f)	all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(g)	all Guarantees by such Person of Indebtedness of others;

(h)	all Capital Lease Obligations and Synthetic Lease Obligations of such Person;

(i)	all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty;

(j)	all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; and

(k)	all obligations of such Person incurred under or in connection with a Securitization.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“GAAP” means generally accepted accounting principles in the United States of America.

“Group” means the Company and its Subsidiaries for the time being.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Index Debt” means the Company’s senior, unsecured, non-credit-enhanced long-term indebtedness for borrowed money.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Lender’s Spot Rate of Exchange” means the Lender’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the cost to the Lender of deposits in the currency of that Loan, being the rate, expressed as a percentage per annum, at which deposits in such currency are offered by the Lender in the London interbank market as of the Specified Time on the Quotation Day for a period comparable to the Interest Period for that Loan.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Mandatory Cost” means the percentage rate per annum calculated by the Lender in accordance with Schedule 4 (Mandatory Cost formulae).

“Margin” means the rate set forth in the table in Schedule 8 (Pricing Schedule) under the heading “LIBOR Spread” and corresponding to the rating of the Company’s Index Debt in effect at such time.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations or financial condition of the Group taken as a whole;

(b)	the ability of the Obligors (taken as a whole) to perform the payment obligations under the Finance Documents or to comply with the obligations in

Clause 21 (Incorporated Undertakings) insofar as those obligations relate to Section 6.11 (Fixed Charge Coverage Ratio) and Section 6.12 (Leverage Ratio) of the U.S. Parent Agreement; or

(c)	the validity or enforceability of the Finance Documents or the rights or remedies of the Lender under the Finance Documents.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

For the avoidance of doubt, nothing in this definition shall oblige an Obligor to pay interest in respect of the same amount more than once in respect of any one day.

“Moody’s” means Moody’s Investors Service, Inc.

“Newco” means Brecon Holdings Limited.

“Obligor” means a Borrower or a Guarantor.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means:

(a)	in relation to the Company, the audited consolidated financial statements of the Group for the financial year ended 30 September 2005; and

(b)	in relation to each Original Obligor other than the Company, its opening balance sheet.

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is Sterling) the first day of that period;

(b)	(if the currency is Euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Lender in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Rating Agency” means each of Moody’s and S&P and such other rating agency as may be agreed from time to time between the Borrower and the Lender.

“Relevant Interbank Market” means in relation to Euro, the European interbank market and in relation to any other currency, the London interbank market.

“Reservations” means each of the following reservations:

(a)	equitable remedies may be granted or refused at the discretion of the court;

(b)	there are limitations on enforcement by laws relating to insolvency generally and other laws generally affecting the rights of creditors;

(c)	there is time barring of claims under the Limitation Act 1980;

(d)	there is the possibility that an undertaking to assume liability for or to indemnify against non-payment of United Kingdom stamp duty land tax may be void; and

(e)	there may be defences of set-off or counterclaim (provided that nothing in this definition purports to grant any Obligor any such right and is without prejudice to any restriction contained in the Finance Documents) and similar principles, rights and defences under the laws of any jurisdictions in which relevant obligations may have to be performed.

“Resignation Letter” means a letter substantially in the form set out in Schedule 6 (Form of Resignation Letter).

“Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan;

(c)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(d)	made or to be made to the same Borrower for the purpose of refinancing a maturing Loan.

“S&P” means Standard & Poor’s, a division of the McGraw-Hill Companies, Inc.

“Screen Rate” means:

(a)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Telerate or Reuters screen, respectively. If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Company.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Specified Time” means a time determined in accordance with Schedule 7 (Timetables).

“Sterling” and “£” means the lawful currency of the United Kingdom.

“Subsidiary” means:

(a)	in relation to the U.S. Parent Agreement, with respect to the Company at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the Company in the Company’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity:

(i)	of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held;

(ii)	that is, as of such date, otherwise Controlled, by the Company or one or more subsidiaries of the Company or by the Company and one or more subsidiaries of the Company; and

(b)	with respect to this Agreement, in relation to any company or corporation, a company or corporation:

(i)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(ii)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(iii)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“TARGET” means Trans European Automated Real time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in Euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Termination Date” means the date that is three years from the date of this Agreement.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“U.S. Parent Agreement” means, subject to paragraph (e) of Clause 1.2 (Construction) and Clause 1.3 (Third Party Rights), the credit agreement dated as of December 2, 2004 among the Company, JPMorgan Chase Bank, N.A. as Administrative Agent, the lenders named therein and others, as amended by a First Amendment dated as of September 29, 2005.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which a Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	the “European interbank market” means the interbank market for Euro operating in Participating Member States;

(iv)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self regulatory or other authority or organisation;

(viii)	a provision of law is a reference to that provision as amended or re-enacted;

(ix)	a time of day is a reference to London time; and

(x)	“US$” denotes the lawful currency of the United States of America.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

(e)	Notwithstanding paragraph (a)(iv) of Clause 1.2 (Construction) and subject to Clause 20.3 (Notification of amendments to U.S. Parent Agreement), any reference in this Agreement to the “U.S. Parent Agreement” means such agreement as may be amended, varied, modified or supplemented from time to time, provided that where the consent of all the Lenders (as defined in the U.S. Parent Agreement) is required for an amendment, variation, modification or supplementation thereof, the consent of the Lender hereunder shall be required in order for such amendment, variation, modification or supplementation to be incorporated into this Agreement. If the U.S. Parent Agreement ceases to be in effect at any time, references herein to the provisions thereof shall mean the provisions thereof as in effect under this Agreement immediately prior to such cessation.

1.3	Third Party Rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

2.	THE FACILITY

Subject to the terms of this Agreement, the Lender makes available to the Borrowers a multicurrency revolving credit facility in an aggregate amount equal to the Commitment.

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility to make acquisitions and for general corporate purposes.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent) in form and substance satisfactory to it. The Lender shall notify the Company promptly upon being so satisfied.

4.2	Further conditions precedent

The Lender will only be obliged to and will make a Loan available to a Borrower if the conditions set out in this Agreement have been met and on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the representations and warranties made under Clause 19 (Representations) (other than the representations and warranties contained in Clause 19.6 (Deduction of Tax), paragraph (a) of Clause 19.8 (No default) (but without prejudice to paragraph (a) above) and Clause 19.10 (Financial Statements)) shall be true in all material respects as though made on the date of such Utilisation Request or such Utilisation Date.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Loan if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

(ii)	it is Euro.

(b)	If a Borrower has specified in a Utilisation Request that Euro is the currency of the proposed Loan, that Loan will only be made available in Euro unit or any other units of Euro agreed by the Lender.

4.4	Maximum number of Loans

A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation ten or more Loans would be outstanding at any one time.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be:

(i)	if the currency selected is the Base Currency, a minimum of £250,000 or, if less, the Available Commitment; or

(ii)	if the currency selected is Euro, a minimum of EUR250,000 or, if less, the Available Commitment; and

(iii)	in any event such that its Base Currency Amount is less than or equal to the Available Commitment.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Loan in a Utilisation Request.

6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	the Lender notifies the relevant Borrower that the Optional Currency requested is not readily available to it in the amount required; or

(b)	the Lender notifies the relevant Borrower that compliance with its obligation to fund a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

then the Loan shall be denominated in the Base Currency (in an amount equal to the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to the Base Currency Amount of the maturing Loan that is due to be repaid).

7.	REPAYMENT

Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund any Loan:

(a)	the Lender shall promptly notify the Company upon becoming aware of that event;

(b)	upon such notification, the Commitment will be immediately cancelled; and

(c)	each Borrower shall repay the Loans made to it on the last day of the Interest Period for each Loan occurring after the Lender has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Company (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Voluntary cancellation

The Company may, if it gives the Lender not less than five Business Days’ (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (being a minimum amount of £250,000) of the Available Commitment.

8.3	Voluntary Prepayment of Loans

The Borrower to which a Loan has been made may, if it gives the Lender not less than three Business Days’ (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of £250,000).

8.4	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 (Prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR or, in relation to any Loan in Euro, EURIBOR; and

(c)	Mandatory Cost, if any.

9.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

9.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 9.3 (Default Interest) shall be immediately payable by the Obligor on demand by the Lender.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

The Lender shall promptly notify the relevant Borrower of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 10 (Interest Periods), a Borrower (or the Company) may select an Interest Period of one week, two weeks, one Month, three Months or six Months or any other period agreed between the Company and the Lender.

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date.

(e)	A Loan has one Interest Period only.

10.2	Non Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Market disruption

If the Lender determines (acting reasonably) that adequate and fair means do not exist for ascertaining LIBOR or, if applicable, EURIBOR for a Loan for any Interest Period, then the rate of interest on that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(a)	the Margin;

(b)	the rate notified to the Company by the Lender as soon as practicable and in any event at least 2 Business Days before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding that Loan from whatever source it may reasonably select; and

(c)	the Mandatory Cost, if any.

11.2	Alternative basis of interest or funding

(a)	If after receiving notification under Clause 11.1 (Market disruption) the Lender or the Company so requires, the Lender and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall be binding on all Parties unless otherwise agreed between the Parties.

11.3	Break Costs

(a)	Each Borrower shall, within five Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	The Lender shall provide to the Company, if so requested, a certificate confirming the amount of its Break Costs and the basis of calculating such amount for any Interest Period in which they accrue.

12.	FEES

12.1	Fees

(a)	The Company shall pay to the Lender a facility fee in the Base Currency computed at the Facility Fee Rate on the Commitment then in effect.

(b)	The accrued facility fee is payable in arrears on 1 January, 1 April, 1 July and 1 October of each year (provided that if any such day is not a Business Day, on the next Business Day) during the Availability Period, on the last day of the Availability Period and, if cancelled in full or in part, on the cancelled amount of the Commitment at the time the cancellation is effective.

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

(a)	In this Agreement:

“Qualifying Lender” means a Lender which is beneficially entitled to interest payable to it in respect of an advance under a Finance Document and:

(i)

(A)	which is a bank (as defined for the purposes of Section 349 of the Taxes Act) making an advance under a Finance Document; or

(B)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 349 of the Taxes Act) at the time that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)	a company resident in the United Kingdom for United Kingdom tax purposes;

(iii)	a partnership each member of which is a company resident in the United Kingdom for United Kingdom tax purposes; or

(iv)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning given by section 11(2) of the Taxes Act).

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by an Obligor to the Lenders under Clause 13.2 (Tax gross up) or a payment under Clause 13.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall promptly notify the Company on becoming so aware in respect of a payment payable to the Lender.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased payment to the Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the United Kingdom from a payment of interest on a Loan, if on the date on which the payment falls due the payment could have been made to the Lender without a Tax Deduction if it was a Qualifying Lender, but on that date the Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law, or any published practice or concession of any relevant taxing authority.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3	Tax indemnity

(a)	The Company shall (within ten days of demand (setting out in reasonable detail the basis and calculation of such claim) by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender (acting reasonably) determines will be or has been (directly or indirectly) suffered by it for or on account of Tax in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on the Lender:

(A)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which the Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 13.2 (Tax gross up); or

(B)	would have been compensated for by an increased payment under Clause 13.2 (Tax gross up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 13.2 (Tax gross up) applied.

(c)	If the Lender makes, or intends to make a claim under this Clause 13.3 (Tax Indemnity), it shall promptly notify the Company of the event which will give, or has given, rise to the claim.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	it has obtained, utilised and retained that Tax Credit,

the Lender shall promptly pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after Tax position as it would have been in had the Tax Payment not been made by the Obligor.

13.5	Stamp taxes

The Company shall pay and, within ten days of demand (setting out in reasonable detail the basis and calculation of such claim), indemnify the Lender against any cost, loss or liability that the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6	Value added tax

(a)	All consideration expressed to be payable under a Finance Document by an Obligor to the Lender shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by the Lender to an Obligor in connection with any Finance Document, the relevant Obligor shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)	Where a Finance Document requires an Obligor to reimburse the Lender for any costs or expenses, that Obligor shall also at the same time pay and indemnify the Lender against all VAT incurred by the Lender in respect of the costs or expenses to the extent that the Lender reasonably determines that it is not entitled to credit or repayment of the VAT.

14.	INCREASED COSTS

14.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions) the Company shall, within ten days of a demand by the Lender (setting out in reasonable detail the basis and calculation of such claim), pay to the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on the Lender’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into the Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)	If the Lender intends to make a claim pursuant to Clause 14.1 (Increased costs) it shall notify the Company.

(b)	The Lender shall provide to the Company, if so requested, a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because the exclusion in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

(b)	In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within ten days of demand (setting out in reasonable detail the basis and calculation of such claim), indemnify the Lender to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

(a)	The Company shall (or shall procure that an Obligor will), within ten days of demand (setting out in reasonable detail the basis and calculation of such claim), indemnify the Lender against any cost (including, without limitation, reasonable costs and expenses of legal advisers), loss or liability incurred by the Lender as a result of:

(i)	the occurrence of any Event of Default which is continuing;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date;

(iii)	funding, or making arrangements to fund, a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone);

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company;

(v)	investigating any event which it reasonably believes is a Default; or

(vi)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.	MITIGATION BY THE LENDER

16.1	Mitigation

(a)	The Lender shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross up and indemnities), Clause 14 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)	The Company shall indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	The Lender is not obliged to take any steps under Clause 16.1 (Mitigation) if, in its opinion (acting reasonably), to do so might be prejudicial to it.

16.3	Conduct of Business by the Lender

No provision of this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Company shall promptly on demand pay the Lender the amount of all costs and expenses (including legal fees (up to an agreed amount in the case of paragraph (a) below)) reasonably incurred by it in connection with the negotiation, preparation, printing and execution of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 26.7 (Change of currency), the Company shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Company shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) properly incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to the Lender punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)	undertakes with the Lender that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies the Lender immediately on demand against any cost, loss or liability suffered by the Lender if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which the Lender would otherwise have been entitled to recover under the guarantee had such obligation been enforceable, valid and legal.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any payment by an Obligor or any discharge given by the Lender (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	the Lender shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

18.4	Waiver of defences

The obligations of each Guarantor under this Clause 18 (Guarantee and Indemnity) will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or the Lender) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non presentation or non observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

18.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by it (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.

18.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender.

18.8	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

18.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.

19.	REPRESENTATIONS

Each Obligor represents and warrants to the Lender as set out in this Clause 19.

19.1	Status

(a)	Each Borrower is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	Each Borrower (and each of its Subsidiaries) has the power to own its assets and carry on its business as it is being conducted except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

19.2	Binding obligations

The obligations expressed to be assumed by each Borrower in each Finance Document are, subject to the Reservations, legal, valid, binding and enforceable obligations.

19.3	Non conflict with other obligations

The entry into and performance by each Borrower of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents;

(c)	the U.S. Parent Agreement; or

(d)	any other material agreement or material instrument binding upon it or any of its assets.

19.4	Power and authority

Each Borrower has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable each Borrower lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

19.6	Deduction of Tax

It is not required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

19.7	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.8	No default

(a)	No Event of Default is continuing or would result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which could reasonably be expected to have a Material Adverse Effect.

19.9	No misleading information

(a)	It has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(b)	None of the reports, financial statements, certificates or other information furnished by or on behalf of it to the Lender in connection with the negotiation of this Agreement or any other Finance Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, it represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.

19.10	Financial statements

(a)	Each Borrower’s Original Financial Statements were prepared in all material respects in accordance with GAAP consistently applied.

(b)	Each Borrower’s Original Financial Statements fairly represent in all material respects its financial condition and operations in accordance with GAAP during the relevant financial year.

19.11	Pari passu ranking

Each Borrower’s payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.12	Incorporated Representations and Warranties

Each of the representations and warranties set forth in Section 3.01 (Organization; Powers) through Section 3.10 (ERISA) (inclusive) and Section 3.12 (Subsidiaries) through Section 3.15 (Senior Indebtedness) (inclusive) of the U.S. Parent Agreement and given by the Company is hereby incorporated by reference into this Agreement for all purposes hereof as if fully set forth herein, subject to the following:

(a)	references to the Borrower in the U.S. Parent Agreement shall mean the Company hereunder;

(b)	references to the Transactions shall mean the execution, delivery and performance of the Finance Documents and the transactions contemplated thereby;

(c)	references to Material Adverse Effect shall be to such term as defined in this Agreement;

(d)	references to the Loan Documents shall mean the Finance Documents;

(e)	references to the Obligations shall mean all obligations of any nature whatsoever of any Obligor under the Finance Documents, whether primary, secondary, direct, contingent, fixed or otherwise (including obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding);

(f)	references in such incorporated representations and warranties to Articles, Sections, Schedules and similar terms shall be to the relevant provisions in the U.S. Parent Agreement;

(g)	references to Loan Parties in Section 3.01 (Organization; Powers), Section 3.02 (Authorization; Enforceability) and paragraph (a) of Section 3.03 (Governmental Authorities; No Conflicts) shall mean the Company;

(h)	the reference to Loan in paragraph (b) of Section 3.03 (Governmental Approvals; No Conflicts) shall mean any Loan under this Agreement;

(i)	the reference to the Lenders in paragraph (a) of Section 3.04 (Financial Condition; No Material Adverse Change) shall mean the Lender under this Agreement;

(j)	references to September 30, 2003 in paragraph (a)(i) and paragraph (b) of Section 3.04 (Financial Condition; No Material Adverse Change) shall be to September 30, 2005;

(k)	references to June 30, 2004 in paragraph (a)(ii) and paragraph (b) of Section 3.04 (Financial Condition; No Material Adverse Change) shall be to December 31, 2005;

(l)	the last sentence of Section 3.07 (Compliance with Laws and Agreements) shall not be incorporated into this Agreement; and

(m)	the reference to the Borrower or any Subsidiary in Section 3.15 (Senior Indebtedness) shall mean the Company hereunder.

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements and other information

The Company shall supply to the Lender:

(a)	all of the financial and other information and notices required to be supplied by the Company to the Administrative Agent pursuant to the U.S. Parent Agreement and at the same time as such information is supplied to the Administrative Agent (it being agreed that, to the extent that the Company is permitted to provide such information and notices by posting it or them on the Company’s website on the internet at http://www.amerisourcebergen.com/ or at the appropriate Company designated website at http://www.sec.gov/ or http://intralinks.com/, information and notices required to be supplied pursuant to this paragraph (a) shall be deemed to have been delivered on the date on which the Company gives notice to the Lender that such information has been posted on the Company’s website on the internet at http://www.amerisourcebergen.com/ or at the appropriate Company designated website at http://www.sec.gov/ or http://intralinks.com/, provided that, if requested by the Lender, the Company shall deliver to the Lender paper copies of the relevant information or notice within 5 Business Days of such request); and

(b)	within 95 days after the end of each financial year of each other Obligor, the unaudited consolidating balance sheet and related statements of operations in respect of each such Obligor for that financial year.

20.2	Information: miscellaneous

The Company shall supply to the Lender (to the extent not supplied pursuant to Clause 20.1 (Financial statements and other information)):

(a)	promptly, notice of any filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate (as defined in the U.S. Parent Agreement) thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(b)	promptly upon (and in any event within 5 Business Days of) becoming aware of the same, the details of any change in the rating for the Index Debt by a Rating Agency; and

(c)	promptly, such further information regarding the financial condition, business and operations of the Company, Newco or any Significant Subsidiary as the Lender may reasonably request.

20.3	Notification of amendments to U.S. Parent Agreement

The Company shall promptly provide to the Lender a signed copy of each consent or agreement relating to any amendment, variation, modification, supplementation or waiver of or to the U.S. Parent Agreement. Until such signed consent or agreement is provided to the Lender, the relevant amendment, variation, modification, supplementation or waiver of or to the U.S. Parent Agreement shall not be binding on the Lender and shall not be incorporated into this Agreement.

20.4	Notification of default

(a)	Each Obligor shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Lender, the Company shall supply to the Lender a certificate signed by two of its senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.5	Use of websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information by posting this information onto an electronic website designated by the Company and the Lender (the “Designated Website”) if:

(i)	the Lender expressly agrees that it will accept communication of the information by this method;

(ii)	both the Company and the Lender are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Lender.

(b)	The Company shall promptly upon becoming aware of its occurrence notify the Lender if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Lender under paragraph (b)(i) or paragraph (b)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(c)	The Lender may request one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within five Business Days.

20.6	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement,

obliges the Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	The Company shall, by not less than 15 Business Days’ prior written notice, notify the Lender of its intention to request that one of the Subsidiaries becomes an Additional Obligor pursuant to Clause 25 (Changes to the Obligors).

(c)	Following the giving of any notice pursuant to paragraph (b) above, if the accession of such Additional Obligor obliges the Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or on behalf of any prospective new Lender) in order for the Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

21.	INCORPORATED UNDERTAKINGS

From the date of this Agreement and so long as any amount is outstanding under the Finance Documents or the Commitment is in effect, the Company will comply with Sections 5.03 (Existence; Conduct of Business) through 5.08 (Use of Proceeds and Letters of Credit) inclusive, Section 5.10 (Maintenance of Corporate Separateness), Section 5.11 (Senior Debt Status) and the covenants set forth in Article VI (Negative Covenants) of the U.S. Parent Agreement, subject to the following:

(a)	references to the Administrative Agent or any Lender shall mean the Lender as defined in this Agreement;

(b)	references to the Borrower in the U.S. Parent Agreement shall mean the Company hereunder;

(c)	references to Material Adverse Effect shall be to such term as defined in this Agreement;

(d)	references to Agreement (and “hereof”, “herewith” and similar expressions) shall mean this Agreement;

(e)	references to the Obligations shall mean all obligations of any nature whatsoever of any Obligor under the Finance Documents, whether primary, secondary, direct, contingent, fixed or otherwise (including obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding);

(f)	references in such incorporated representations and warranties to Articles, Sections, Schedules and similar terms shall be to the relevant provisions in the U.S. Parent Agreement;

(g)	any provision deemed incorporated into the U.S. Parent Agreement by Section 6.01 (Indebtedness) thereof shall also be deemed incorporated into this Agreement; and

(h)	references in clause (i) of the proviso to Section 6.09 (Restrictive Agreements) of the U.S. Parent Agreement to any Loan Document shall mean any Loan Document or Finance Document.

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or the Commitment is in force.

22.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Lender of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2	Compliance with laws

Each Obligor shall comply in all material respects with all laws to which it may be subject, if failure so to comply would impair its ability to perform its obligations under the Finance Documents.

22.3	Pari passu ranking

Each Borrower shall ensure that its payment obligations under the Finance Documents rank at least pari passu with all its other unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 23 (Events of Default) is an Event of Default.

23.1	Non payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within three Business Days of its due date.

23.2	Certain obligations

An Obligor does not comply with Clause 20.2 (Information: miscellaneous) or Clause 20.3 (Notification of default).

23.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those in Clause 23.1 (Non payment) and Clause 23.2 (Certain obligations)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 30 days of the Lender giving notice to the Company or the Company becoming aware of the failure to comply.

23.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	Subject to paragraph (g) below, an Event of Default (as defined in the U.S. Parent Agreement) shall occur under the U.S. Parent Agreement.

(f)	No Event of Default will occur under paragraphs (a), (b), (c) or (d) of this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$25,000,000 (or its equivalent in any other currency or currencies).

(g)	An Event of Default under paragraph (e) of this Clause 23.5 shall be deemed to be waived by the Lender if the underlying Event of Default (as defined in the U.S. Parent Agreement) is waived in accordance with the terms of the U.S. Parent Agreement (and the Company shall promptly inform the Lender of any such waiver in accordance with Clause 20.3 (Notification of amendments to U.S. Parent Agreement) and until such information is provided to the Lender, the waiver shall not be binding on the Lender), unless the waiver requires the unanimous consent of the Lenders under the U.S. Parent Agreement.

23.6	Insolvency

(a)	An Obligor or a Significant Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor or a Significant Subsidiary is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor or any Significant Subsidiary.

23.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or any Significant Subsidiary other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Obligor or any Significant Subsidiary;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any member of the Group or any of its assets; or

(d)	enforcement of any Security over any assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 23.7 does not apply to a:

(a)	reconstruction or amalgamation whilst solvent on terms previously approved in writing by the Lender; and/or

(b)	petition instituted against any Obligor (but not by it) for the winding-up of any Obligor which the Lender agrees is frivolous or vexatious and is being diligently contested by the relevant Obligor in good faith and is discharged within 14 Business Days of the petition being made.

23.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of an Obligor or any Significant Subsidiary having an aggregate value of US$25,000,000 and is not discharged within 30 days.

23.9	Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a Subsidiary of the Company.

23.10	Change of Control

A Change of Control occurs.

23.11	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

23.12	Repudiation

An Obligor repudiates a Finance Document or takes any action to repudiate a Finance Document.

23.13	Material adverse change

Any event or series of events occurs which, in the opinion of the Lender (acting reasonably), has a Material Adverse Effect.

23.14	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may by notice to the Company:

(a)	cancel the Commitment whereupon it shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lender.

23.15	Automatic Acceleration

Without limitation of the foregoing, if an event described in Clause 23.6 (Insolvency) or 23.7 (Insolvency proceedings) shall occur with respect to the Company, then without notice to the Company or any other act by the Lender or any other person, the Loans, interest thereon and all other amounts owed by any Obligor under the Finance Documents shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived.

24.	CHANGES TO THE LENDER

24.1	Assignments and transfers by the Lender

Subject to this Clause 24, the Lender (the “Existing Lender”) may, after giving prior notice to the Company:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

24.2	Conditions of assignment or transfer

(a)	The consent of the Company is required for an assignment or transfer by the Lender, unless the assignment or transfer is to an Affiliate of the Lender or an Event of Default is continuing.

(b)	The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

(c)	The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)	An assignment or transfer will only be effective on:

(i)	receipt by the Company of written confirmation from the New Lender (in form and substance satisfactory to the Company) that it is bound by the terms of this Agreement as the Lender; and

(ii)	(if an assignment or transfer of part of the Lender’s rights and/or obligations) performance by the Lender of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment or transfer to the New Lender, the completion of which the New Lender shall promptly notify to the Existing Lender and the Company.

On the transfer becoming effective in this manner, the Existing Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.

(e)	If:

(i)	the Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross up and indemnities) or Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3	Confidentiality and disclosure of information

The Lender agrees to maintain the confidentiality of the Information (as defined below) and will not use such confidential Information for any purpose or in any manner except in connection with this Agreement, provided that Information may be disclosed:

(a)	to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential);

(b)	to the extent requested by any governmental, supervisory or regulatory authority (it being understood that it will, to the extent reasonably practicable, provide the Company with an opportunity to request confidential treatment from such authority);

(c)	to the extent required by applicable laws or regulations or by any subpoena or similar legal process;

(d)	to any other Party;

(e)	in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to any Finance Document or the enforcement of rights thereunder;

(f)	subject to an agreement containing provisions substantially the same as those of this Clause 24.3, to any of its Affiliates and any other person:

(i)	to (or through) whom the Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(ii)	with (or through) whom the Lender enters into (or may potentially enter into) any sub participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor;

(g)	with the written consent of the Company; or

(h)	to the extent such Information:

(i)	becomes publicly available other than as a result of a breach of this Clause 24.3 or any other confidentiality agreement to which it is a party with the Company or any Subsidiary;

(ii)	becomes available to the Lender on a non-confidential basis from a source other than the Company.

For the purposes of this Clause 24.3, “Information” means all confidential information received from the Company relating to the Company or its businesses,

other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by the Company, provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential.

Any Person required to maintain the confidentiality of Information as provided under this Clause 24.3 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

25.	CHANGES TO THE OBLIGORS

25.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (b) and (c) of Clause 20.6 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)	the Lender approves the addition of that Subsidiary;

(ii)	the Company delivers to the Lender a duly completed and executed Accession Letter;

(iii)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)	the Lender has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to it.

(b)	The Lender shall notify the Company promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent).

25.3	Resignation of a Borrower

(a)	The Company may request that a Borrower ceases to be a Borrower by delivering to the Lender a Resignation Letter.

(b)	The Lender shall accept a Resignation Letter and notify the Company of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

25.4	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (b) and (c) of Clause 20.6 (“Know your customer” checks), the Company may request that any of its Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)	the Company delivers to the Lender a duly completed and executed Accession Letter; and

(ii)	the Lender has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to it.

(b)	The Lender shall notify the Company promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent).

25.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the representations and warranties in Clause 19 (Representations) are true and correct in relation to it as at the date of delivery as if:

(a)	made by reference to the facts and circumstances then existing;

(b)	references to “Original Financial Statements” were to the audited financial statements of the relevant Subsidiary delivered to the Lender pursuant to paragraph (a) of 25.2 (Additional Borrowers) or paragraph (a) of 25.4 (Additional Guarantors); and

(c)	references to “each Borrower” (if applicable) were to the relevant Subsidiary.

25.6	Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Lender a Resignation Letter.

(b)	The Lender shall accept a Resignation Letter and notify the Company of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	no amount owed by that Guarantor under this Agreement is still outstanding.

26.	PAYMENT MECHANICS

26.1	Payments to the Lender

(a)	On each date on which an Obligor is required to make a payment under a Finance Document, that Obligor shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to Euro, in a principal financial centre in a Participating Member State or London) with such bank as the Lender specifies.

26.2	Distributions to an Obligor

The Lender may (with the consent of the Obligor or in accordance with Clause 27 (Set off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

26.3	Partial payments

(a)	If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Lender shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Lender may vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

26.4	No set off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set off or counterclaim.

26.5	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

26.6	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

26.7	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

27.	SET OFF

The Lender may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set off.

28.	NOTICES

28.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or electronic mail.

28.2	Addresses

The postal address, electronic mail address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)	in the case of any other Original Obligor, that notified in writing to the Lender on or prior to the date on which it becomes a Party; and

(c)	in the case of the Lender, that identified with its name below,

or any substitute postal address, electronic mail address, fax number, telex number of department or officer as the Party may notify to the Lender (or the Lender may notify to the Company, if a change is made by the Lender) by not less than five Business Days’ notice.

28.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(iii)	if by way of electronic mail, when received in legible form.

and, if a particular department or officer is specified as part of its address details provided under Clause 28.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender’s signature below (or any substitute department or officer as the Lender shall specify for this purpose).

(c)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

28.4	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

29.	CALCULATIONS AND CERTIFICATES

29.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

29.2	Certificates and Determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

29.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

30.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

31.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

32.	AMENDMENTS AND WAIVERS

Any term of the Finance Documents may be amended, waived, supplemented or modified only with the consent of the Lender and the Obligors and any such amendment or waiver will be binding on all Parties.

33.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

34.	GOVERNING LAW

This Agreement is governed by English law.

35.	ENFORCEMENT

35.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 35.1 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

35.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints Newco as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

Newco expressly agrees and consents to the provisions of this Clause 35.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

The Original Obligors

Name of Original Borrower	Registration number (or equivalent, if any)

Brecon Holdings Limited	05710366

Name of Original Guarantor	Registration number (or equivalent, if any)

AmerisourceBergen Corporation	23-3079390 (IRS Employer Identification Number)

SCHEDULE 2

CONDITIONS PRECEDENT

Part I

Conditions precedent to Initial Utilisation

1.	Original Obligors

(a)	Executed Finance Documents.

(b)	A copy of the constitutional documents of each Original Obligor.

(c)	A copy of a good standing certificate (including verification of tax status) with respect to the Company, issued as of a recent date by the Secretary of State or other appropriate official of the Company’s jurisdiction of incorporation or organisation.

(d)	A copy of a resolution of the board of directors of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(e)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (d) above.

(f)	A certificate of the Original Guarantor (signed by the corporate treasurer or another senior officer) confirming that guaranteeing the Commitment would not cause any guaranteeing or similar limit binding on it to be exceeded.

(g)	A certificate of the Original Borrower (signed by a director) confirming that borrowing the Commitment would not cause any borrowing or similar limit binding on it to be exceeded.

(h)	A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct and complete and has not been rescinded or superseded as at a date no earlier than the date of this Agreement.

2.	Legal opinions

(a)	An opinion of English counsel to the Lender as to such matters as the Lender may reasonably request.

(b)	An opinion of New York counsel to the Obligors as to such matters as the Lender may reasonably request.

(c)	An opinion of the Company’s general or deputy general counsel as to such matters as the Lender may reasonably request.

3.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 35.2 (Service of process), if not an Original Obligor, has accepted its appointment.

(b)	A copy of any other Authorisation or other document, opinion or assurance which the Lender (acting reasonably) considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	The Original Financial Statements of each Original Obligor.

Part II

Conditions precedent required to be

delivered by an Additional Obligor

1.	An Accession Letter, duly executed by the Additional Obligor and the Company.

2.	A copy of the constitutional documents of the Additional Obligor.

3.	A copy of a resolution of the board of directors of the Additional Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	If applicable, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6.	If the Additional Obligor is to be an Additional Guarantor, a certificate of such Additional Guarantor (signed by a director or other senior officer acceptable to the Lender) confirming that guaranteeing the Commitment would not cause any guaranteeing or similar limit binding on it to be exceeded and if the Additional Obligor is to be an Additional Borrower, a certificate of such Additional Borrower (signed by a director or other senior officer acceptable to the Lender) confirming that borrowing the Commitment would not cause any borrowing or similar limit binding on it to be exceeded.

7.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct and complete and has not been rescinded or superseded as at a date no earlier than the date of the Accession Letter.

8.	A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

9.	If available, the latest audited financial statements of the Additional Obligor.

10.	A legal opinion of the legal advisers to the Lender in England.

11.	If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lender in the jurisdiction in which the Additional Obligor is incorporated or, if acceptable to the Lender (acting reasonably), the Company’s general or deputy general counsel.

12.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 35.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

SCHEDULE 3

UTILISATION REQUEST

From:	[Borrower]

To:	Barclays Bank PLC

Dated:

Dear Sirs

AmerisourceBergen Corporation – £20,000,000 Facility Agreement

dated [•] 2006 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[•]

Amount:	[•] or, if less, the Available Commitment

Interest Period:	[•]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[name of relevant Borrower]

SCHEDULE 4

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate the Lender for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Lender shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”), in accordance with the paragraphs set out below.

3.	The Additional Cost Rate for the Lender if lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Company as being its reasonable determination of the cost of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Facility Office.

4.	The Additional Cost Rate for the Lender if lending from a Facility Office in the United Kingdom will be calculated by the Lender as follows:

(a)	in relation to a Sterling Loan:

AB - C (B - D) - Ex0.01	per cent. per annum
100 – (A + C)

(b)	in relation to a Loan in any currency other than Sterling:

Ex0.01	per cent. per annum
300

Where:

(A)	A is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which the Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

(B)	B is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 9.3 (Default interest) payable for the relevant Interest Period on the Loan.

(C)	C is the percentage (if any) of Eligible Liabilities which the Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

(D)	D is the percentage rate per annum payable by the Bank of England to the Lender on interest bearing Special Deposits.

(E)	E is designed to compensate the Lender for amounts payable under the Fees Rules and is calculated as the rate of charge payable by the Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated, for this purpose, by the Lender as being the average of the Fee Tariffs applicable to the Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of the Lender.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits; and

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any discount rate); and

(d)	“Tariff Base” has the meaning given to it in the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	The Lender may from time to time, after consultation with the Company, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF ACCESSION LETTER

To:	Barclays Bank PLC

From:	[Subsidiary] and AmerisourceBergen Corporation

Dated:

Dear Sirs

AmerisourceBergen Corporation – £20,000,000 Facility Agreement

dated [•] 2006 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to Clause [25.2 (Additional Borrowers)]/[Clause 25.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.	This Accession Letter is governed by English law.

[This Guarantor Accession Letter is entered into by deed.]

[Company]	[Subsidiary]

SCHEDULE 6

FORM OF RESIGNATION LETTER

To:	Barclays Bank PLC

From:	[resigning Obligor] and AmerisourceBergen Corporation

Dated:

Dear Sirs

AmerisourceBergen Corporation – £20,000,000 Facility Agreement

dated [•] 2006 (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 25.3 (Resignation of a Borrower)]/[Clause 25.6 (Resignation of a Guarantor), we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[resigning Obligor is under no actual or contingent obligations as a Borrower under any Finance Documents]* / [no amount owed by [resigning Obligor] under the Agreement is still outstanding]**.

4.	This Resignation Letter is governed by English law.

[Company]	[Subsidiary]

By:	By:

*	Use for a resigning Borrower.
**	Use for a resigning Guarantor.

SCHEDULE 7

TIMETABLES

	Loans in Euro	Loans in Sterling

Lender notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)	D – 2 9.00 am	D – 1 1.00 pm

Lender determines (in relation to a Utilisation) the Base Currency Amount of the Loan	D – 2 9.30 am

Lender gives notice in accordance with Clause 6.2 (Unavailability of a currency)

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m. Brussels time in respect of EURIBOR	Quotation Day as of 11:00 a.m. London time in respect of LIBOR

“D” = date of utilisation.

Number of days refer to Business Days.

SCHEDULE 8

PRICING SCHEDULE

Applicable rates are as set forth in the table below and based upon the ratings established by S&P or Moody’s for the Index Debt as of the most recent determination date.

Status	Ratings (S&P/Moody’s)	Facility Fee (basis points per annum)	LIBOR Spread (basis points per annum)
Category 1	A/A2 or higher	5.5	32.0
Category 2	A-/A3	7.5	35.0
Category 3	BBB+/Baa1	10.0	37.5
Category 4	BBB/Baa2	12.5	47.5
Category 5	BBB-/Baa3	15.0	57.5
Category 6	BB+/Ba1	17.5	67.5
Category 7	BB/Ba2	22.5	87.5
Category 8	BB-/Ba3 or lower	27.5	120.0

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such Rating Agency shall be deemed to have established a rating in Category 8; (ii) if the ratings established or deemed to have been established by Moody’s and S&P and for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories above the other, in which case the Applicable Rate shall be determined by reference to the Category one level above the Category corresponding to the lower rating; and (iii) if the ratings established or deemed to have been established by Moody’s or S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lender shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating of the other Rating Agency (or, if the circumstances referred to in this sentence shall affect both Rating Agencies, the ratings most recently in effect prior to such changes or cessations).

SIGNATORIES

The Company

AMERISOURCEBERGEN CORPORATION

By:	J. F. QUINN

Address:	1300 Morris Drive
Chesterbrook, PA 19087-5594
United States of America

Fax number:	+1 (610)-727-3639

Electronic mail address:	jquinn@amerisourcebergen.com

For the attention of:	Vice President and Treasurer

The Original Borrower

BRECON HOLDINGS LIMITED

By:	ROGER SPREEN

Address:	C/O 1300 Morris Drive
Chesterbrook, PA 19087-5594
United States of America

Fax number:	+1 (610)-727-3639

Electronic mail address:	jquinn@amerisourcebergen.com

For the attention of:	Vice President and Treasurer

The Original Guarantor

AMERISOURCEBERGEN CORPORATION

By:	J. F. QUINN

The Lender

BARCLAYS BANK PLC

By:	DOUG BERNEGGER

Address:	5 The North Colonnade
London
E14 4BB
United Kingdom

Fax number:	+44 (0) 20 7773 1840

For the attention of:	Cliff Baylis/Jeff Garner